Exhibit 4.2

SERIES SUPPLEMENT

This SERIES SUPPLEMENT dated as of May 10, 2022 (this “Supplement”), by and between PG&E Wildfire Recovery Funding LLC, a Delaware limited liability company (the “Issuer”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association (“BANK”), in its capacity as indenture trustee (the “Indenture Trustee”) for the benefit of the Secured Parties under the Indenture dated as of May 10, 2022 (the “Indenture”), by and between the Issuer and the BANK, in its capacity as Indenture Trustee and in its separate capacity as a securities intermediary.

PRELIMINARY STATEMENT

Section 9.01 of the Indenture provides, among other things, that the Issuer and the Indenture Trustee may at any time enter into an indenture supplemental to the Indenture for the purposes of authorizing the issuance by the Issuer of the Recovery Bonds and specifying the terms thereof. The Issuer has duly authorized the creation of the Recovery Bonds with an initial aggregate principal amount of $3,600,000,000 to be known as PG&E Wildfire Recovery Funding LLC Recovery Bonds (the “Recovery Bonds”), and the Issuer and the Indenture Trustee are executing and delivering this Supplement in order to provide for the Recovery Bonds.

All terms used in this Supplement that are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined or modified in this Supplement or the context clearly requires otherwise. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

GRANTING CLAUSE

With respect to the Recovery Bonds, the Issuer hereby Grants to the Indenture Trustee, as Indenture Trustee for the benefit of the Secured Parties of the Recovery Bonds, a Lien on and a security interest in and to all of the Issuer’s right, title and interest (whether now owned or hereafter acquired or arising) in, to and under all of the following property (such property, collectively, the “Recovery Bond Collateral”): (a) the Recovery Property created under and pursuant to the Financing Order, and transferred by the Seller to the Issuer pursuant to the Sale Agreement (including, to the fullest extent permitted by law, the right, title, and interest of the Issuer (i) in and to the Fixed Recovery Charges, including all rights to True-Up Adjustments to the Fixed Recovery Charges in accordance with the Wildfire Financing Law and the Financing Order and (ii) to be paid the amount that is determined in a Financing Order to be the amount that the Seller and Issuer is lawfully entitled to receive pursuant to the provisions of the Wildfire Financing Law and the proceeds thereof, and in and to all revenues, collections, claims, payments, moneys, or proceeds of or arising from the Fixed Recovery Charges; (b) the Sale Agreement and all property and interests in property transferred under the Sale Agreement with respect to the Recovery Property and the Recovery Bonds, (c) the Servicing Agreement, the Administration Agreement and any subservicing, agency, intercreditor, administration or collection agreements executed in connection therewith, to the extent related to the foregoing Recovery Property and the Recovery Bonds, (d) the Collection Account, all subaccounts thereof and all amounts of cash, instruments, investment property or other assets on deposit therein or credited thereto from time to time and all Financial Assets and securities entitlements carried therein or credited thereto, (e) all rights to compel the Servicer to file for and obtain adjustments to the Fixed Recovery Charges in accordance with Section 850.1(g) of the Wildfire Financing Law, the Financing Order or any Tariff filed in connection therewith, (f) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, whether such claims, demands, causes and choses in action constitute Recovery Property, accounts, general intangibles, instruments, contract rights, chattel paper or proceeds of such items or any other form of property, (g) all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters of credit, letters-of-credit rights, money, commercial tort claims and supporting obligations related to the foregoing, (h) all payments on or under, and all proceeds in respect of, any or all of the foregoing; it being understood that the following do not constitute Recovery Bond Collateral: amounts deposited with the Issuer on the Closing Date, required for payment of costs of issuance with respect to the Recovery Bonds (together with any interest earnings thereon), it being understood that such amounts described in this clause shall not be subject to Section 3.17 of the Indenture.

The foregoing Grant is made in trust to secure the payment of principal of and premium, if any, interest on, and any other amounts owing in respect of, the Recovery Bonds and all fees, expenses, counsel fees and other amounts due and payable to the Indenture Trustee equally and ratably without prejudice, priority or distinction, except as expressly provided in the Indenture, to secure compliance with the provisions of the Indenture with respect to the Recovery Bonds, all as provided in the Indenture and to secure the performance by the Issuer of all of its obligations under the Indenture (collectively, the “Secured Obligations”). The Indenture and this Series Supplement constitute a security agreement within the meaning of the Wildfire Financing Law and under the UCC to the extent that the provisions of the UCC are applicable hereto.

The Indenture Trustee, as indenture trustee on behalf of the Secured Parties of the Recovery Bonds, acknowledges such Grant and accepts the trusts under this Supplement and the Indenture in accordance with the provisions of this Supplement and the Indenture.

SECTION 1. Designation. The Recovery Bonds shall be designated generally as the Senior Secured Recovery Bonds, Series 2022-A, and further denominated as Tranches A-1 through A-5.

SECTION 2. Initial Principal Amount; Recovery Bond Interest Rate; Scheduled Payment Date; Final Maturity Date. The Recovery Bonds of each Tranche shall have the initial principal amount, bear interest at the rates per annum and shall have the Scheduled Final Payment Dates and the Final Maturity Dates set forth below:

Tranche	Initial Principal Amount	Recovery Bond Interest Rate	Scheduled Final Payment Date	Final Maturity Date
A-1	$540,000,000	3.594%	06/01/2030	06/01/2032
A-2	$540,000,000	4.263%	06/01/2036	06/01/2038
A-3	$360,000,000	4.377%	06/01/2039	06/03/2041
A-4	$1,260,000,000	4.451%	12/01/2047	12/01/2049
A-5	$900,000,000	4.674%	12/01/2051	12/01/2053

The Recovery Bond Interest Rate shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 3. Authentication Date; Payment Dates; Expected Amortization Schedule for Principal; Periodic Interest; No Premium; Other Terms.

(a) Authentication Date. The Recovery Bonds that are authenticated and delivered by the Indenture Trustee to or upon the order of the Issuer on May 10, 2022 (the “Closing Date”) shall have as their date of authentication May 10, 2022.

(b) Payment Dates. The Payment Dates for the Recovery Bonds are June 1 and December 1 of each year or, if any such date is not a Business Day, the next succeeding Business Day, commencing on December 1, 2022 (the “Initial Payment Date”) and continuing until the earlier of repayment of the Tranche A-5 Recovery Bonds in full and the Final Maturity Date Tranche A-5 Recovery Bonds.

(c) Expected Amortization Schedule for Principal. Unless an Event of Default shall have occurred and be continuing on each Payment Date, the Indenture Trustee shall distribute to the Holders of record as of the related Record Date amounts payable pursuant to Section 8.02(e) of the Indenture as principal, in the following order and priority: (1) to the holders of the Tranche A-1 Recovery Bonds, until the Outstanding Amount of such Tranche of Recovery Bonds thereof has been reduced to zero; (2) to the holders of the Tranche A-2 Recovery Bonds, until the Outstanding Amount of such Tranche of Recovery Bonds thereof has been reduced to zero; (3) to the holders of the Tranche A-3 Recovery Bonds, until the Outstanding Amount of such Tranche of Recovery Bonds thereof has been reduced to zero; (4) to the holders of the Tranche A-4 Recovery Bonds, until the Outstanding Amount of such Tranche of Recovery Bonds thereof has been reduced to zero; (5) to the holders of the Tranche A-5 Recovery Bonds, until the Outstanding Amount of such Tranche of Recovery Bonds thereof has been reduced to zero; provided, however, that in no event shall a principal payment pursuant to this Section 3(c) on any Tranche on a Payment Date be greater than the amount necessary to reduce the Outstanding Amount of such Tranche of Recovery Bonds to the amount specified in the Expected Amortization Schedule set forth on Schedule A hereto for such Tranche and Payment Date.

(d) Periodic Interest. Periodic Interest will be payable on each Tranche of the Recovery Bonds on each Payment Date in an amount equal to one-half of the product of (i) the applicable Recovery Bond Interest Rate and (ii) the Outstanding Amount of the related Tranche of Recovery Bonds as of the close of business on the preceding Payment Date after giving effect to all payments of principal made to the Holders of the related Tranche of Recovery Bonds on such preceding Payment Date; provided, however, that with respect to the Initial Payment Date, or, if no payment has yet been made, interest on the outstanding principal balance will accrue from and including the Closing Date to, but excluding, the following Payment Date.

(e) Book-Entry Recovery Bonds. The Recovery Bonds shall be Book-Entry Recovery Bonds and the applicable provisions of Section 2.11 of the Indenture shall apply to the Recovery Bonds.

(f) Indenture Trustee Cap. The amount payable with respect to the Recovery Bonds pursuant to Section 8.02(e)(i) shall not exceed $200,000 annually; provided, however, that the Indenture Trustee Cap shall be disregarded and inapplicable upon the acceleration of the Recovery Bonds following the occurrence of an Event of Default.

SECTION 4. Minimum Denominations. The Recovery Bonds shall be issuable in the Minimum Denomination and integral multiples of $1,000 in excess thereof.

SECTION 5. Certain Defined Terms. Article I of the Indenture provides that the meanings of certain defined terms used in the Indenture shall be as defined in Appendix A attached to the Indenture. Additionally, Article II of the Indenture provides certain terms will have the meanings specified in the related Supplement. With respect to the Recovery Bonds, the following definitions shall apply:

“Initial Payment Date” has the meaning specified in Section 3 of this Supplement.

“Minimum Denomination” shall mean $2,000.

“Recovery Bond Interest Rate” has the meaning specified in Section 2 of this Supplement.

“Payment Date” has the meaning specified in Section 3(b) of this Supplement.

“Periodic Interest” has the meaning specified in Section 3(d) of this Supplement.

“Closing Date” has the meaning specified in Section 3(a) of this Supplement.

SECTION 6. Delivery and Payment for the Recovery Bonds; Form of the Recovery Bonds. The Indenture Trustee shall deliver the Recovery Bonds to the Issuer when authenticated in accordance with Section 2.03 of the Indenture. The Recovery Bonds of each Tranche shall be in the form of Exhibits A-1 through A-3 hereto.

SECTION 7. Ratification of Agreement. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplement, shall be read, taken, and construed as one and the same instrument. This Supplement amends, modifies and supplemented the Indenture only in so far as it relates to the Recovery Bonds.

SECTION 8. Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

SECTION 9. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. EACH OF THE ISSUER AND THE INDENTURE TRUSTEE AND EACH HOLDER (BY ITS ACCEPTANCE OF THE RECOVERY BONDS) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY.

SECTION 10. Issuer Obligation. No recourse may be taken directly or indirectly, by the Holders with respect to the obligations of the Issuer on the Recovery Bonds, under the Indenture or under this Supplement or any certificate or other writing delivered in connection herewith or therewith, against (i) any owner of a beneficial interest in the Issuer (including PG&E) or (ii) any shareholder, partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee, the Managers or any owner of a beneficial interest in the Issuer (including PG&E) in its individual capacity, or of any successor or assign of any of them in their respective individual or corporate capacities, except as any such Person may have expressly agreed. Each Holder by accepting a Recovery Bond specifically confirms the nonrecourse nature of these obligations, and waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Recovery Bonds.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the first day of the month and year first above written.

ISSUER:

PG&E Wildfire Recovery Funding LLC a Delaware limited liability company

By:
Name: Monica Klemann
Title: Manager, Treasurer and Secretary

INDENTURE TRUSTEE:

The Bank of New York Mellon Trust Company, N.A., not in its individual capacity but solely as Indenture Trustee

By:
Name:
Title:

Signature Page to Series Supplement

SCHEDULE A

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE

Semi-Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal	Tranche A-3 Principal	Tranche A-4 Principal	Tranche A-5 Principal
Closing Date	$540,000,000	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
12/01/2022	$506,611,046	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
06/01/2023	$475,896,548	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
12/01/2023	$444,570,830	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
06/01/2024	$412,621,732	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
12/01/2024	$380,036,846	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
06/01/2025	$346,803,521	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
12/01/2025	$312,908,852	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
06/01/2026	$278,339,681	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
12/01/2026	$243,082,582	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
06/01/2027	$207,123,868	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
12/01/2027	$170,449,574	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
06/01/2028	$133,045,462	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
12/01/2028	$94,897,008	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
06/01/2029	$55,989,401	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
12/01/2029	$16,307,532	$540,000,000	$360,000,000	$1,260,000,000	$900,000,000
06/01/2030	$0	$515,835,992	$360,000,000	$1,260,000,000	$900,000,000
12/01/2030	$0	$474,501,077	$360,000,000	$1,260,000,000	$900,000,000
06/01/2031	$0	$432,244,393	$360,000,000	$1,260,000,000	$900,000,000
12/01/2031	$0	$389,045,384	$360,000,000	$1,260,000,000	$900,000,000
06/01/2032	$0	$344,883,038	$360,000,000	$1,260,000,000	$900,000,000
12/01/2032	$0	$299,735,872	$360,000,000	$1,260,000,000	$900,000,000
06/01/2033	$0	$253,581,924	$360,000,000	$1,260,000,000	$900,000,000
12/01/2033	$0	$206,398,742	$360,000,000	$1,260,000,000	$900,000,000
06/01/2034	$0	$158,163,376	$360,000,000	$1,260,000,000	$900,000,000
12/01/2034	$0	$108,852,361	$360,000,000	$1,260,000,000	$900,000,000
06/01/2035	$0	$58,441,710	$360,000,000	$1,260,000,000	$900,000,000
12/01/2035	$0	$6,906,902	$360,000,000	$1,260,000,000	$900,000,000
06/01/2036	$0	$0	$314,222,868	$1,260,000,000	$900,000,000
12/01/2036	$0	$0	$260,295,313	$1,260,000,000	$900,000,000
06/01/2037	$0	$0	$205,084,284	$1,260,000,000	$900,000,000
12/01/2037	$0	$0	$148,559,231	$1,260,000,000	$900,000,000
06/01/2038	$0	$0	$90,688,883	$1,260,000,000	$900,000,000
12/01/2038	$0	$0	$31,441,219	$1,260,000,000	$900,000,000
06/01/2039	$0	$0	$0	$1,230,783,462	$900,000,000
12/01/2039	$0	$0	$0	$1,168,642,608	$900,000,000
06/01/2040	$0	$0	$0	$1,104,938,911	$900,000,000
12/01/2040	$0	$0	$0	$1,039,633,067	$900,000,000
06/01/2041	$0	$0	$0	$972,684,780	$900,000,000
12/01/2041	$0	$0	$0	$904,052,744	$900,000,000
06/01/2042	$0	$0	$0	$833,694,612	$900,000,000
12/01/2042	$0	$0	$0	$761,566,974	$900,000,000
06/01/2043	$0	$0	$0	$687,625,325	$900,000,000
12/01/2043	$0	$0	$0	$611,824,043	$900,000,000
06/01/2044	$0	$0	$0	$534,116,359	$900,000,000

12/01/2044	$0	$0	$0	$454,454,328	$900,000,000
06/01/2045	$0	$0	$0	$372,788,796	$900,000,000
12/01/2045	$0	$0	$0	$289,069,375	$900,000,000
06/01/2046	$0	$0	$0	$203,244,412	$900,000,000
12/01/2046	$0	$0	$0	$115,260,950	$900,000,000
06/01/2047	$0	$0	$0	$25,064,706	$900,000,000
12/01/2047	$0	$0	$0	$0	$832,600,025
06/01/2048	$0	$0	$0	$0	$737,732,347
12/01/2048	$0	$0	$0	$0	$640,369,649
06/01/2049	$0	$0	$0	$0	$540,446,312
12/01/2049	$0	$0	$0	$0	$437,894,993
06/01/2050	$0	$0	$0	$0	$332,646,572
12/01/2050	$0	$0	$0	$0	$224,630,119
06/01/2051	$0	$0	$0	$0	$113,772,833